CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$2,833,500	$364.95

Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

November 2013 Final Terms No. 111 Registration Statement No. 333-190038 Dated November 29, 2013 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

PLUS Based on the Level of the Russell 2000® Index due January 2, 2015

Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the PLUS offered by this pricing supplement do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, the PLUS provide for a single payment at maturity that may be greater than, equal to or less than the stated principal amount of the PLUS, depending on the closing level of the Russell 2000® Index on the valuation date. If the closing level of the Russell 2000® Index is greater on the valuation date than on the pricing date, investors in the PLUS will participate on a 300% leveraged basis in that appreciation, subject to a maximum payment at maturity of the PLUS of 113.14%. If, however, the closing value of the Russell 2000® Index is lower on the valuation date than on the pricing date, investors in the PLUS will lose 1% of their stated principal amount for every 1% of that decline. The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying index. You should not invest in the PLUS unless you can accept the risk of a significant loss on your investment. The PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	January 2, 2015, subject to postponement and adjustment for non-index business days and certain market disruption events.
Underlying index:	Russell 2000® Index (the “Index”). For a description of the Index, please see “Non—Proprietary Indices—Equity Indices— Russell 2000® Index” in the index supplement.
Aggregate principal amount:	$2,833,500
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor

This amount will be less than or equal to the stated principal amount of $10.

You may lose some or all of your initial investment. Any payment on the PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Leveraged upside payment:	$10 x leverage factor x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,142.89, which is the closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Valuation date:	December 29, 2014, subject to postponement and adjustment for non-index business days and certain market disruption events.
(Key Terms continued on the next page)

Commissions and Initial Issue Price:	Initial Issue Price(1)	Price to Public(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per PLUS	$10	$10	$.20	$9.80
Total	$2,833,500	$2,833,500	$56,670	$2,776,830
(1)	Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is $9.694 per PLUS. The estimated value is less than the initial issue price of the PLUS. See “Additional Information Regarding Our Estimated Value of the Securities” on page 3 of this pricing supplement.
(2)	Morgan Stanley Wealth management and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $.20 for each PLUS they sell. See “Supplemental Plan of Distribution.”

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8 and on page S-6 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - Credit of Issuer” in this pricing supplement.

Prospectus dated July 19, 2013	Prospectus Supplement dated July 19, 2013	Index Supplement dated July 19, 2013

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PLUS Based on the Level of the Russell 2000® Index due January 2, 2015
Performance Leveraged Upside Securities

Leverage factor:	300%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$11.314 (113.14% of the stated principal amount) per PLUS
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Initial Issue Price” above)
Pricing date:	November 29, 2013
Original issue date:	December 4, 2013 (3 business days after the pricing date)
CUSIP/ISIN:	06742E653/US06742E6538
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Wealth Management
Barclays Capital Inc.

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Performance Leveraged Upside Securities

Additional Terms of the PLUS

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these PLUS are a part. This pricing supplement, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the PLUS may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is less than the initial issue price of the PLUS. The difference between the initial issue price of the PLUS and our estimated value of the PLUS results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost which we may incur in hedging our obligations under the PLUS, and estimated development and other costs which we may incur in connection with the PLUS.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS which we will no longer expect to incur over the term of the PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the PLUS and any agreement we may have with the

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Performance Leveraged Upside Securities

distributors of the PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 8 of this pricing supplement.

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Performance Leveraged Upside SecuritiesSM

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following assumptions:

Stated principal amount:	$10

Leverage factor:	300%

Maximum payment at maturity:	$11.314 (113.14% of the stated principal amount) per PLUS

PLUS Payoff Diagram

Percentage Change in Underlying Index

How it works

▪	If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of approximately 104.38% of the initial index value.

▪	If the underlying index appreciates 3.00% at maturity, the investor would receive a 9.00% return, or $10.90 at maturity.

▪	If the underlying index appreciates 6% at maturity, the investor would receive only the maximum payment of $11.314 or 113.14% of the stated principal amount.

▪	If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 10% at maturity, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

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What is the Total Return on the PLUS at Maturity Assuming a Range of Performance for the Underlying Index?

The following table illustrates the hypothetical total return at maturity on the PLUS. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the initial index value of 1,142.89, the maximum payment at maturity of $11.314 (113.14% of the stated principal amount) and the leverage factor of 300%. For the purposes of the examples below, the “Index Return” shall equal: ((final index value - initial index value)/initial index value). The hypothetical examples below do not take into account any tax consequences from investing in the PLUS.

Final Index Value	Index Return	Index Percent Increase	Index Performance Factor	Payment at Maturity	Total Return on PLUS
1,714.34	50.00%	50.00%	N/A	$11.314	13.14%
1,600.05	40.00%	40.00%	N/A	$11.314	13.14%
1,485.76	30.00%	30.00%	N/A	$11.314	13.14%
1,371.47	20.00%	20.00%	N/A	$11.314	13.14%
1,257.18	10.00%	10.00%	N/A	$11.314	13.14%
1,192.95	4.38%	4.38%	N/A	$11.314	13.14%
1,171.46	2.50%	2.50%	N/A	$10.75	7.50%
1,142.89	0.00%	0.00%	N/A	$10.00	0.00%
1,028.60	-10.00%	N/A	90%	$9.00	-10.00%
971.46	-15.00%	N/A	85%	$8.50	-15.00%
914.31	-20.00%	N/A	80%	$8.00	-20.00%
800.02	-30.00%	N/A	70%	$7.00	-30.00%
685.73	-40.00%	N/A	60%	$6.00	-40.00%
571.45	-50.00%	N/A	50%	$5.00	-50.00%
457.16	-60.00%	N/A	40%	$4.00	-60.00%
342.87	-70.00%	N/A	30%	$3.00	-70.00%
228.58	-80.00%	N/A	20%	$2.00	-80.00%
114.29	-90.00%	N/A	10%	$1.00	-90.00%
0.00	-100.00%	N/A	0%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the underlying index increases from an initial index value of 1,142.89 to a final index value of 1,171.46.

Because the final index value of 1,171.46 is greater than the initial index value of 1,142.89 but the payment at maturity is not greater than the maximum payment at maturity, the investor receives a payment at maturity of $10.75 per $10 stated principal amount calculated as follows:

$10 + leveraged upside payment

$10 + [$10 x leverage factor x index percent increase]

$10 + [$10 x 300% x 2.50%] = $10.75

The total return on investment of the PLUS is 7.50%.

Example 2: The level of the underlying index increases from an initial index value of 1,142.89 to a final index value of 1,257.18.

Because the final index value of 1,257.18 is greater than the initial index value of 1,142.89 but because $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $11.314 per $10.00 stated principal amount.

The total return on investment of the PLUS is 13.14% (the maximum payment at maturity).

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Example 3: The level of the underlying index decreases from an initial index value of 1,142.89 to a final index value of 685.73.

Because the final index value of 685.73 is less than the initial index value of 1,142.89, the investor will receive a payment at maturity of $6.00 per $10.00 stated principal amount calculated as follows:

$10 x index performance factor

$10 x 60% = $6.00

The total return on investment of the PLUS is -40.00%.

Example 4: The level of the underlying index does not increase or decrease and the final index value is 1,142.89.

Because the final index value of 1,142.89 is equal to the initial index value of 1,142.89, the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount calculated as follows:

$10 x index performance factor

$10 x 100% = $10.00

The total return on investment of the PLUS is 0.00%.

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Risk Factors

An investment in the PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Investing in the PLUS is not equivalent to investing directly in the Index or any of the component stocks of the Index. The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and
•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

Structure Specific Risk Factors

▪	PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the underlying index. You may lose up to 100% of the principal amount of your PLUS if the underlying index declines from the initial index value to the final index value.
▪	Appreciation potential is limited. The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.314 (113.14% of the stated principal amount). Although the leverage factor provides 300% exposure to any increase in the value of the underlying index at maturity, because the payment at maturity will be limited to 113.14% of the stated principal amount for the PLUS, any increase in the final index value over the initial index value by more than approximately 4.38% will not further increase the return on the PLUS.
▪	Market price influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.
▪	Credit of Issuer. The PLUS are senior unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS.
▪	Not equivalent to investing in the underlying index. Investing in the PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The payment at maturity of the PLUS is not based on the level of the Index at any time other than at closing on the final valuation date. The final index value of the underlying index will be based solely on the closing level on the valuation date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the underlying index drops precipitously by the valuation date, the payment at maturity, if any, that you will receive for the PLUS may be significantly less than it would otherwise have been had such payment been linked to the level of the underlying index prior to such drop. Although the level of the underlying index on the maturity date or at other times during the life of the PLUS may be higher than the final index value of the underlying index on the valuation date, you will not benefit from any increases in the level of the underlying index other than the increase, if any, in the level of the underlying index from the initial index value to the final index value on the valuation date, subject to the maximum payment at maturity.
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the

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issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the PLUS from you in secondary market transactions will likely be lower than the price you paid for the PLUS, and any sale prior to the maturity date could result in a substantial loss to you.
▪	The PLUS are subject to small-capitalization companies risk. The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. The U.S. federal income tax treatment of the PLUS is uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the PLUS and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the PLUS should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the PLUS (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the PLUS even though you will not receive any payments with respect to the PLUS until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS.
▪	The estimated value of your PLUS might be lower if such estimated value were based on the levels as which our debt securities trade in the secondary market. The estimated value of your PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.
▪	The estimated value of your PLUS is lower than the initial issue price of your PLUS. The estimated value of your PLUS on the pricing date is lower than the initial issue price of your PLUS. The difference between the initial issue price of your PLUS and the estimated value of the PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost which we may incur in hedging our obligations under the PLUS, and estimated development and other costs which we may incur in connection with the PLUS.
▪	The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions which may be purchasers or sellers of PLUS in the secondary market. As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.
▪	The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS. The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS. Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing

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to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.
▪	The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS. The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

Other Risk Factors

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the PLUS. We do not intend to list the PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore, could have increased the value at or above which the underlying index must close so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.
▪	Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent has determined the initial index value, will determine the final index value, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

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PLUS Based on the Level of the Russell 2000® Index due January 2, 2015
Performance Leveraged Upside Securities

Russell 2000® Index Overview

The Russell 2000® Index was developed by Russell Investments (“Russell”) and is calculated, maintained and published by Russell. The Russell 2000® Index is reported by Bloomberg under the ticker symbol “RTY <Index>”. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), the Russell 2000® Index consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and current index membership) included in the Russell 3000 and represented, as of March 28, 2013, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of March 28, 2013, approximately 98% of the U.S. equity markets open to public investment.

The information on the Russell 2000® Index provided in this free writing prospectus should be read together with the discussion under the heading “Non—Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

Information on the Russell 2000® Index as of market close on November 29, 2013:

Bloomberg Ticker Symbol:	RTY
Closing Level of the Underlying Index on November 29, 2013:	1,142.89
52 Weeks Ago (11/29/2012):	823.20
52 Week High (11/29/2013):	1,142.89
52 Week Low (12/05/2012):	820.60

The following graph sets forth the historical performance of the Russell 2000® Index based on the weekly closing levels of the Russell 2000® Index from January 2, 2008 through November 29, 2013. The related table sets forth the published high and low closing levels as well as the end-of-quarter closing levels of the underlying index for each quarter from January 2, 2008 through November 29, 2013. The closing level of the Index on November 29, 2013 was 1,142.89.

We obtained the closing levels of the Russell 2000® Index below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the Russell 2000® Index will result in the return of any of your initial investment.

Underlying Index Historical Performance— January 2, 2008 to November 29, 2013

Past performance is not indicative of future results

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PLUS Based on the Level of the Russell 2000® Index due January 2, 2015
Performance Leveraged Upside Securities

Russell 2000® Index	High	Low	Period End
2008
First Quarter	753.55	643.97	686.18
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter (through November 29, 2013)	1,142.89	1,043.46	1,142.89

Past performance is not indicative of future results

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PLUS Based on the Level of the Russell 2000® Index due January 2, 2015
Performance Leveraged Upside Securities

Additional Information About the PLUS

Additional provisions:
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled index business day following that valuation date as postponed.
Index business day:

A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing

Closing level:	For any index business day, the closing level of the underlying index as published by Bloomberg under ticker symbol “RTY” at the regular weekday close of trading on that index business day. In certain circumstances, the index closing value will be based on the alternate calculation of the underlying index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the accompanying prospectus supplement.
Minimum ticketing size:	100 PLUS
Tax considerations:

The material tax consequences of your investment in the PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your PLUS in the initial issuance of the PLUS).

The U.S. federal income tax consequences of your investment in the PLUS are uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid cash-settled derivative contract with respect to the Index. If the PLUS are so treated, the PLUS should generally be taxed in the same manner as an “open transaction”, and you should generally recognize capital gain or loss upon the sale, exchange or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your PLUS for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the PLUS should be treated in the manner described above. This opinion assumes that the description of the terms of the PLUS in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS. For additional, important considerations related to tax risks associated with investing in the PLUS, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors—The U.S. federal income tax consequences of an investment in the PLUS are uncertain“ in this pricing supplement.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Market Disruption Events and Adjustments:

The valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•     For a description of what constitutes a market disruption event with respect to the Index as

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PLUS Based on the Level of the Russell 2000® Index due January 2, 2015
Performance Leveraged Upside Securities

well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities; and

•     For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in futures and options contracts on the underlying index and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the PLUS or any amounts payable on your PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their Morgan Stanley sales representative or Morgan Stanley principal executive offices at 1585 Broadway New York, New York 10036 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

Morgan Staley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

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